Exhibit 99.1

Investor Update	Issue Date: March 28, 2013

This investor update provides certain forward-looking information about United Continental Holdings, Inc. (the “Company” or “UAL”) for first quarter and full year 2013.

Capacity

The Company estimates its first quarter 2013 consolidated system available seat miles (“ASMs”) to decrease 5.0% as compared to the same period in the prior year. The Company estimates its first quarter 2013 consolidated domestic ASMs to decrease 4.2% and consolidated international ASMs to decrease 5.9% year-over-year.

UAL now expects full year consolidated ASMs to decrease 0.75% to 1.75% year-over-year, a 0.75% reduction from prior guidance.

Revenue

The Company expects its first quarter 2013 consolidated passenger revenue per available seat mile (“PRASM”) to increase between 5.4% and 6.4%. The Company expects its first quarter 2013 cargo and other revenue to be between $1.13 billion and $1.18 billion.

Advance Booked Seat Factor (Percentage of Available Seats that are Sold)

Compared to the same period last year, for the next six weeks, mainline domestic advance booked seat factor is up 1.0 point, mainline international advance booked seat factor is up 0.7 points, mainline Atlantic advance booked seat factor is down 0.5 points, mainline Pacific advance booked seat factor is up 0.7 points and mainline Latin America advance booked seat factor is up 1.9 points. Regional advance booked seat factor is up 1.9 points.

Non-Fuel Expense

UAL expects its first quarter consolidated cost per ASM (“CASM”), excluding profit sharing, third-party business expense, fuel and special charges, to increase 11.4% to 12.4% year-over-year.

The increase in first quarter consolidated unit cost as compared to prior guidance is primarily the result of four factors. UAL experienced higher than expected winter storm activity, which reduced first quarter capacity by approximately 1% year-over-year and drove increased operational recovery expense. UAL also increased its investment in aircraft maintenance, including additional preventive maintenance, to improve fleet reliability. Salaries and wages increased, in part due to achieving a tentative joint collective bargaining agreement with the IAM earlier than expected and the incurrence of certain crew-related expenses due to the grounding of the Boeing 787 fleet. Finally, in March, UAL agreed to sell up to 30 Boeing 757 aircraft to FedEx, accelerating $12 million of additional depreciation into the first quarter and approximately $80 million into the full year 2013.

The Company expects full year 2013 CASM excluding profit sharing, third-party business expense, fuel and special charges to increase 5.5% to 6.5% year-over-year, one percentage point higher than prior guidance, in large part due to its reduced full year capacity outlook and the accelerated depreciation incurred on the sale of the Boeing 757 aircraft.

The Company expects to record approximately $125 million of third-party business expense in the first quarter. Corresponding third-party business revenue associated with third-party business activities is recorded in other revenue.

Fuel Expense

UAL estimates its consolidated fuel price, including the impact of cash-settled hedges, to be $3.27 per gallon for the first quarter based on the forward curve as of March 21, 2013.

Non-Operating Expense

The Company estimates first quarter non-operating expense to be between $190 million and $220 million, which was impacted by accelerated amortization of fees related to the recent refinancing of UAL’s term loan that was originally due in February 2014.

UAL maintains its prior full year non-operating expense guidance of between $690 million and $740 million. Non-operating expense includes interest expense, capitalized interest, interest income, mark-to-market impact of derivatives not designated for hedge accounting and other non-operating income/expense.

Profit Sharing and Share-Based Compensation

The Company pays 15% of total GAAP pre-tax earnings, excluding special items and share-based compensation program expense, as profit sharing to employees when pre-tax profit, excluding special items, profit sharing expense and share-based compensation program expense, exceeds $10 million. Share-based compensation expense for the purposes of the profit sharing calculation is estimated to be $13 million in the first quarter.

Capital Expenditures and Scheduled Debt and Capital Lease Payments

In the first quarter, the Company expects approximately $550 million of gross capital expenditures and approximately $340 million of net capital expenditures, including net purchase deposits.

UAL continued to strengthen its balance sheet year-to-date and estimates it will make $1.3 billion of debt and capital lease payments in the first quarter, including $1 billion of pre-payments. In March, UAL replaced its $1.2 billion term loan due 2014 with a new $900 million term loan due in 2019, and reduced the principal balance by $300 million in the process. Simultaneously, UAL entered into a new $1 billion revolving credit facility due 2018 that replaced the Company’s $500 million undrawn revolving credit facility due 2015, bolstering the Company’s unrestricted liquidity position. In February, UAL pre-paid $400 million of its 9.875% Senior Secured Notes and $200 million of its 12.000% Senior Second Lien Notes.

Liquidity Position

UAL expects to end the first quarter with approximately $6.3 billion in unrestricted liquidity comprised of approximately $5.3 billion of unrestricted cash, cash equivalents and short-term investments and $1 billion in undrawn commitments under its new revolving credit facility.

Taxes

UAL currently expects to record minimal cash income taxes in 2013.

Single Legal Entity

The Company continues to progress with the integration of its United and Continental subsidiaries. As part of the integration, the Company plans to merge its United and Continental subsidiaries into one legal entity on March 31, 2013.

First Quarter & Full Year 2013 Operational Outlook

	Estimated 1Q 2013	Year-Over-Year % Change Higher/(Lower)	Estimated FY 2013	Year-Over-Year % Change Higher/(Lower)
Capacity (Million ASMs)
Mainline Capacity
Domestic	24,615	(4.5%)
Atlantic	10,231	(10.2%)
Pacific	9,292	(2.9%)
Latin America	5,669	(0.9%)
Total Mainline Capacity	49,807	(5.1%)
Regional[1]	7,549	(4.1%)
Consolidated Capacity
Domestic	31,894	(4.2%)	137,521 - 138,922	(1.8%) - (0.8%)
International	25,462	(5.9%)	106,985 - 108,073	(1.6%) - (0.6%)
Total Consolidated Capacity	57,357	(5.0%)	244,506 - 246,995	(1.75%) - (0.75%)
Traffic (Million RPMs)
Mainline Traffic
Domestic	20,638 - 20,850	(2.6%) - (1.6%)
Atlantic	7,509 - 7,590	(7.1%) - (6.1%)
Pacific	7,675 - 7,750	2.9% - 3.9%
Latin America	4,534 - 4,579	1.7% - 2.7%
Total Mainline System Traffic	40,356 - 40,769	(2.0%) - (1.0%)
Regional System Traffic[1]	5,969 - 6,028	0.9% - 1.9%
Consolidated System Traffic
Domestic System	26,403 - 26,672	(1.7%) - (0.7%)
International System	19,922 - 20,125	(1.7%) - (0.7%)
Total Consolidated System Traffic	46,325 - 46,797	(1.7%) - (0.7%)
Load Factor
Mainline Load Factor
Domestic	83.8% - 84.7%	1.6 pts. - 2.5 pts.
Atlantic	73.4% - 74.2%	2.5 pts. - 3.3 pts.
Pacific	82.6% - 83.4%	4.7 pts. - 5.5 pts.
Latin America	80.0% - 80.8%	2.1 pts. 2.9 pts.
Total Mainline Load Factor	81.0% - 81.9%	2.5 pts. - 3.4 pts.
Regional Load Factor[1]	79.1% - 79.9%	4.0 pts. - 4.8 pts.
Consolidated Load Factor
Domestic	82.8% - 83.6%	2.1 pts. - 2.9 pts.
International	78.2% - 79.0%	3.4 pts. - 4.2 pts.
Total Consolidated Load Factor	80.8% - 81.6%	2.7 pts. - 3.5 pts.

1.	Regional results reflect flights operated under capacity purchase agreements and flights operated as part of our joint venture with Aer Lingus in 2012.

First Quarter and Full Year 2013 Financial Outlook

	Estimated 1Q 2013	Year-Over-Year % Change Higher/(Lower)	Estimated FY 2013	Year-Over-Year % Change Higher/(Lower)
Revenue (¢/ASM, except Cargo and Other Revenue)
Mainline Passenger Unit Revenue	11.85 - 11.96	4.4% - 5.4%
Consolidated Passenger Unit Revenue	13.11 - 13.24	5.4% - 6.4%
Cargo and Other Revenue ($B)	$1.13 - $1.18

Operating Expense[1] (¢/ASM)
Mainline Unit Cost Excluding Profit Sharing & Third-Party Business Expense	14.46 - 14.54	8.2% - 8.8%
Consolidated Unit Cost Excluding Profit Sharing & Third-Party Business Expense	15.27 - 15.36	6.6% - 7.3%	14.46 - 14.55	1.8% - 2.4%

Non-Fuel Expense[1] (¢/ASM)
Mainline Unit Cost Excluding Profit Sharing, Fuel & Third-Party Business Expense	9.54 - 9.62	14.1% - 15.1%
Consolidated Unit Cost Excluding Profit Sharing, Fuel & Third-Party Business Expense	9.99 - 10.08	11.4% - 12.4%	9.42 - 9.51	5.5% - 6.5%

Third-Party Business Expense ($M)	$125

Select Expense Measures ($M)
Aircraft Rent	$240
Depreciation and Amortization	$410

Fuel Expense
Mainline Fuel Consumption (Million Gallons)	750
Consolidated Fuel Consumption (Million Gallons)	925
Consolidated Fuel Price Excluding Hedges	$3.28 / Gallon
Consolidated Fuel Price Including Cash Settled Hedges	$3.27 / Gallon

Non-Operating Expense ($M)	$190 - $220		$690 - $740

Income Taxes
Income Tax Rate	0%

Capital Expenditures ($M)
Gross Capital Expenditures incl. Purchase Deposits	$550
Net Capital Expenditures incl. Purchase Deposits	$340

Debt and Capital Lease Payments ($B)	$1.3

1.	Excludes special charges.

Fuel Hedges

As of March 21, 2013, the Company had hedged 43% of its projected fuel requirements for 1Q 2013, 34% for 2Q 2013 and 35% for FY 2013 using collars, three-ways and four-ways on heating oil, Brent crude oil, aircraft fuel and diesel fuel.

The table below provides a view of the economic impact of the hedge portfolio on the Company’s fuel costs for the remainder of 2013 given significant moves (up to +/- 20%) in market prices from March 21, 2013 levels (Brent crude spot price of $107.47 per barrel).

April - December 2013 (in $ per gallon)

Change in Market Fuel Prices (1)	Decrease / (Increase) to Unhedged Fuel Cost(2)	Hedge Gain / (Loss) (3)	Net Decrease / (Increase) to Fuel Cost
20%	(0.44)	0.09	(0.35)
10%	(0.22)	0.06	(0.16)
(10%)	0.22	(0.01)	0.21
(20%)	0.44	(0.08)	0.36

(1)	Projected using hypothetical fuel curves parallel to the baseline March 21, 2013 curve.
(2)	Based on estimated Apr.-Dec. 2013 consumption of 3.0 billion gallons excluding taxes and transportation.
(3)	Cash gain or loss including premiums on existing hedges as of March 21, 2013.

Fuel Price Sensitivity

The table below outlines the Company’s estimated cash hedge impacts at various price points based on the March 21, 2013 fuel forecast, where the Brent crude spot price was $107.47 per barrel. With the current portfolio, hedge gains/losses are recognized in both fuel expense and non-operating expense.

Brent Fuel Scenarios*	Cash Hedge Impact	1Q13 forecast	2Q13 forecast	3Q13 forecast	4Q13 forecast
+$40 / Barrel	Fuel Price Excluding Hedge** ($/gal)	$4.23	$4.07	$4.06	$4.03
	Hedge Gain/(Loss) ($/gal)	$0.02	$0.11	$0.10	$0.07

+$30 / Barrel	Fuel Price Excluding Hedge** ($/gal)	$3.99	$3.83	$3.82	$3.80
	Hedge Gain/(Loss) ($/gal)	$0.01	$0.10	$0.10	$0.07

+$20 / Barrel	Fuel Price Excluding Hedge** ($/gal)	$3.75	$3.59	$3.58	$3.56
	Hedge Gain/(Loss) ($/gal)	$0.01	$0.09	$0.10	$0.07

+$10 / Barrel	Fuel Price Excluding Hedge** ($/gal)	$3.51	$3.35	$3.34	$3.32
	Hedge Gain/(Loss) ($/gal)	$0.01	$0.06	$0.04	$0.02

Current Price ($107.47/bbl)	Fuel Price Excluding Hedge** ($/gal)	$3.28	$3.12	$3.11	$3.08
	Hedge Gain/(Loss) ($/gal)	$0.01	$0.00	($0.01)	($0.02)

($10) / Barrel	Fuel Price Excluding Hedge** ($/gal)	$3.04	$2.88	$2.87	$2.84
	Hedge Gain/(Loss) ($/gal)	$0.01	($0.01)	($0.01)	($0.02)

($20) / Barrel	Fuel Price Excluding Hedge** ($/gal)	$2.80	$2.64	$2.63	$2.61
	Hedge Gain/(Loss) ($/gal)	$0.01	($0.05)	($0.05)	($0.07)

($30) / Barrel	Fuel Price Excluding Hedge** ($/gal)	$2.56	$2.40	$2.39	$2.37
	Hedge Gain/(Loss) ($/gal)	$0.01	($0.13)	($0.13)	($0.14)

($40) / Barrel	Fuel Price Excluding Hedge** ($/gal)	$2.32	$2.16	$2.15	$2.13
	Hedge Gain/(Loss) ($/gal)	$0.01	($0.21)	($0.20)	($0.20)

*	Projected fuel scenarios represent hypothetical fuel curves parallel to the baseline Mar. 21, 2013 curve and are meant to illustrate the behavior of our fuel hedge portfolio at different commodity price points
**	Fuel price per gallon excluding hedge impacts, but including taxes and transportation costs

Share Count

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual earnings per share calculation will likely be different from those set forth below.

	1Q 2013 (Estimated)
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income	(in millions)	(in millions)	(in $ millions)
Less than or equal to $0	332	332	$—
$1 million - $36 million	332	333	—
$37 million - $62 million	332	373	4
$63 million - $112 million	332	385	7
$113 million - $300 million	332	390	8
$301 million or greater	332	394	11

	Full Year 2013 (Estimated)
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income	(in millions)	(in millions)	(in $ millions)
Less than or equal to $0	333	333	$—
$1 million - $145 million	333	333	—
$146 million - $249 million	333	373	17
$250 million - $448 million	333	385	26
$449 million - $1.209 billion	333	390	32
$1.210 billion or greater	333	394	46

Non-GAAP to GAAP Reconciliations

Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. The Company believes that excluding fuel costs and certain other charges from some measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence, and the effects of certain other charges that would otherwise make analysis of the Company’s operating performance more difficult.

	Estimated 1Q 2013		Estimated FY 2013
	Low	High
Mainline Unit Cost (¢/ASM)
Mainline CASM Excluding Profit Sharing	14.71	14.79
Special Charges (a)	—	—

Mainline CASM Excluding Profit Sharing & Special Charges (b)	14.71	14.79
Less: Third-Party Business Expense	0.25	0.25

Mainline CASM Excluding Profit Sharing, Third-Party Business Expense & Special Charges (b)	14.46	14.54
Less: Fuel Expense (c)	4.92	4.92

Mainline CASM Excluding Profit Sharing, Third-Party Business Expense, Fuel & Special Charges (b)	9.54	9.62

	Low	High	Low	High
Consolidated Unit Cost (¢/ASM)
Consolidated CASM Excluding Profit Sharing	15.49	15.58	14.61	14.70
Special Charges (a)	—	—	—	—

Consolidated CASM Excluding Profit Sharing & Special Charges (b)	15.49	15.58	14.61	14.70
Less: Third-Party Business Expense	0.22	0.22	0.15	0.15

Consolidated CASM Excluding Profit Sharing, Third-Party Business Expense & Special Charges (b)	15.27	15.36	14.46	14.55
Less: Fuel Expense (c)	5.28	5.28	5.04	5.04

Consolidated CASM Excluding Profit Sharing, Third-Party Business Expense, Fuel & Special Charges (b)	9.99	10.08	9.42	9.51

(a)	Operating expense per ASM – CASM excludes special charges, the impact of certain primarily non-cash impairment, severance and other similar accounting charges. While the Company anticipates that it will record such special charges throughout the year and may record profit sharing, at this time the Company is unable to provide an estimate of these charges with reasonable certainty.
(b)	These financial measures provide management and investors the ability to measure and monitor the Company’s performance on a consistent basis.
(c)	Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond the Company’s control.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements included in this investor update are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements which do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this report are based upon information available to us on the date of this report. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aircraft fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation and other insurance; industry consolidation or changes in airline alliances; competitive pressures on pricing and demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions; labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other risks and uncertainties set forth under Item 1A, Risk Factors, of the Company’s Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC.

For further questions, contact Investor Relations at (872) 825-8610 or investorrelations@united.com